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                                                                     EXHIBIT 23C


                  EXHIBIT 23C-CONSENT OF INDEPENDENT AUDITORS




Board of Directors
Bassett Furniture Industries, Incorporated
Bassett, Virginia

We Consent to incorporation by reference in the Registration Statements (Nos. 33-52405 and 33-52407) on Form S-8 of Bassett Furniture Industries, Incorporated and subsidiaries of our report dated December 1, 1997, relating to the balance sheets of International Home Furnishings Center Inc. as of October 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1997, which report is incorporated by reference in the November 30, 1997 annual report on Form 10-K of Bassett Furniture Industries, Incorporated and subsidiaries.


                                        Dixon Odom PLLC


High Point, North Carolina
February 26, 1998